AMENDMENT
                             TO
                AGREEMENT AND PLAN OF MERGER


This  Amendment ("Amendment") to the Agreement and Plan of Merger

by  and  Lockwave,  Inc.  ("Lockwave"),  Imojo,  Inc.  ("Imojo"),

Audiomonster  Online,  Inc.  ("Audiomonster"  and  together  with

Lockwave and Imojo, the "Parties") and AMOL, Inc. dated September

25,  2000  (the "Merger Agreement")  is entered into as  of  this

24th  day  of  January, 2001.  Capitalized terms  used,  but  not defined, herein shall have the meaning ascribed to such terms  in the Merger Agreement.



                      W I T N E S S E T H

WHEREAS,  the  Parties desire to amend the  Merger  Agreement  to reflect  (i)  the issuance of an additional 3,000,000  shares  of

Audiomonster  Common  Stock to Imojo in  lieu  of  payment  of  a portion  of  the Cash Portion; (ii) the revision of  the  payment schedule  with respect to the remainder of the Cash Portion;  and

(iii)   an  increase  in the Merger Consideration  by  12,000,000

shares of Audiomonster common stock.


NOW,  THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the  receipt and  sufficiency  of which is hereby acknowledged,  the  Parties,

intending to be legally bound, do hereby agree as follows:



1.    Amendment to Merger Agreement.   The definition  of  Merger

Consideration set forth in the Merger Agreement is hereby amended

as  follows:   (i)  the  Share Portion is hereby  increased  from

4,500,000 shares of Audiomonster common stock ("Common Stock") to

19,500,000 shares of Common Stock (Imojo acknowledges  that  such shares will be "restricted shares" pursuant to the Securities Act of  1933,  as  amended and the rules and regulations  promulgated thereunder);  (ii) the Cash Portion payable to  Imojo  is  hereby amended  to  $2,000,000;  and (iii)  the  payment  schedule  with respect  to  the Cash Portion payable to Imojo shall be  $250,000 payable  on or before February 1, 2001 , $250,000 payable  on  or before March 1, 2001 $500,000 payable on or before April 1, 2001,

$500,000 payable on or before May 1, 2001 and $500,000 payable on or  before  June 1, 2001. Any amounts paid prior to the  date  of this Amendment shall not be included in the Cash Portion.


2.   Transactions with Affiliates.   Audiomonster shall terminate

or  cause  to be terminated all of Audiomonster's obligations  to its  affiliates, including but not limited to Greg Corcoran,  and shall ensure that all monies owed to Corcoran whether owed as  of the  date  hereof or in the future, including but not limited  to the obligations set forth on Schedule 2 attached hereto, shall be forgiven in exchange for the transfer to Corcoran of all  of  the shares  of  AudioMonster Online of British Columbia, Inc.  ("B.C.

Ltd.")  held  by  Audiomonster.  Corcoran and Audiomonster  agree that  upon  termination  of  such obligations,  all  intellectual property  and other assets, including but not limited  to  domain names  leased  to  the Company by Corcoran shall without  further action  become property of the Company.  Audiomonster  represents and  warrants  that  other  than  the  obligations  to  Corcoran,

Audiomonster does not have any outstanding obligations to any  of its  affiliates  or others whether or not such  obligations  have been disclosed in Audiomonster's public filings.  Corcoran agrees to  forgive  any  and all such obligations in  exchange  for  the transfer  of  the  shares of B.C. Ltd. and Corcoran  also  hereby

resigns  as  a  director  and officer of  Audiomonster.   By  his

signature below, Corcoran agrees to be bound by the terms of this

Section 2.



3.    Waiver  of Penalty Shares.  Imojo hereby waives its  rights under  the Merger Agreement to receive shares of common stock  of

AudioMonster  in  the  event  AudioMonster  fails  to  file   the

registration statement as described in Section 1.7c of the Merger

Agreement.



4.    Change of Name.  As soon as practicable after the execution of this Agreement, Audiomonster shall take all steps necessary or appropriate  to  change its name to Lockwave,  Inc.,  subject  to stockholder approval.


5.    Entire  Agreement.  Except as specifically amended  by  the terms  of this Amendment, the terms of the Merger Agreement shall remain in full force and effect.


6.    Governing  Law.   This  Amendment  shall  be  construed  in

accordance  with the laws of the State of New York as applied  to contracts  that are executed and performed entirely in New  York.

The  parties  hereto (including Corcoran) agree that any  action,

suit,  arbitration or other proceeding arising out of or  related to this Amendment shall be brought, maintained and conducted only in  New  York,  and  each party hereby irrevocably  consents  and submits  to  the personal jurisdition of an venue in  the  United

States  District Court for the Eastern District of New  York  and

the  New York State Courts located in Nassau County, New York  in any such proceeding.


7.   Counterparts.  This Amendment may be executed in one or

more  counterparts, each of which shall be an original,  but all  of  which  together shall constitute one and  the  same instrument.



     IN  WITNESS WHEREOF, the undersigned have hereunto  set

their  hands  to  this Amendment on the day and  year  first above written.

                              LOCKWAVE, INC.

                              By: /s/ Corey Morrison
                                                       Corey
                              Morrison,    on   behalf    of
                              Lockwave, Inc.as CEO of Imojo,
                              Inc.


                              AUDIOMONSTER ONLINE, INC.

                              By: /s/ Greg Corcoran
                              Greg Corcoran, President


                              AMOL, INC.

                              By: /s/ Greg Corcoran
                              Greg Corcoran, President


                              IMOJO, INC.

                              By: /s/ Corey Morrison
                              Corey Morrison, President

Agreed and Accepted
With respect to Sections 2 and 6:

/s/ Greg Corcoran
GREG CORCORAN